SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            ________
                            FORM 8-K

                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported)   May 19, 1994


                        LANDS' END, INC.
     (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code

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               INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as exhibit (28)3 to this report is a summary transcript from a Lands' End meeting with members of the financial community in New York, New York, on Thursday,
May 19, 1994.

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     *******************************************************

                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.



                                        LANDS' END, INC.

Date July 6, 1994              By: /s/  STEPHEN A. ORUM
                                        Stephen A. Orum
                                        Senior Vice President
                                        (Chief Financial Officer)


     *******************************************************
     *******************************************************


Attached is a summary transcript from a meeting with members of the financial community in New York, New York, on Thursday, May 19, 1994.

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     *******************************************************



                        LANDS' END, INC.
                     7TH ANNUAL UPDATE FOR
                     PROFESSIONAL INVESTORS

                       New York, New York
                          May 19, 1994
                       (edited transcript)





BILL END

     Good afternoon and welcome to the Lands' End 1994 analyst meeting. We thank you for your taking the time to join us this afternoon and appreciate your interest in our company.

     Chip Orum, our senior vice president and chief financial officer, will speak first and review our financial performance for fiscal year 1994 and our first quarter fiscal year 1995. Dave Dyer, our vice chairman of merchandising and sales, will discuss our merchandising results and direction. I will present our strategic business plan for the company and discuss some of our plans this year to invest for the future.


CHIP ORUM
        ************************************************
Chart #1 -- Net sales (in millions)

       FY-1991 -- $602        1QFY-1994 -- $156
       FY-1992 -- $683        1QFY-1995 -- $187
       FY-1993 -- $734
       FY-1994 -- $870

     In fiscal 1994, net sales increased $136 million from the prior year to $870 million. The third and fourth quarters were particularly strong last year. Over the past four years, sales have increased at a 12.4 percent compound rate.

     For the first quarter of this year, ended April 28, sales were up 20 percent. We have had excellent results from our women's division in our primary catalogs, and we also benefitted from the acquisition of The Territory Ahead and strong sales growth in international. In addition, we have aggressively pursued prospecting for new customers in advance of the postal rate increase expected in January 1995.

        ************************************************
Chart #2 -- Catalogs mailed (in millions)

       FY-1991 -- 117
       FY-1992 -- 123
       FY-1993 -- 136
       FY-1994 -- 155

     In fiscal 1994, we mailed 14 percent more catalogs -- 155 million in total. In addition to increases in the Lands' End primary and prospector mailings, we had four additional issues of specialty catalogs and the mailings of The Territory Ahead.

     Our specialty catalogs include the Kids catalog; Coming
Home, offering products for the bed and bath; Beyond Buttondowns, offering tailored clothing for men; and the new Textures catalog, our tailored clothing catalog for women.

        ************************************************
Chart #3 -- Customers (in millions)
            36-month buyers/Housefile names

       FY-1991 -- 5.5/12.5
       FY-1992 -- 6.1/14.1
       FY-1993 -- 6.8/15.6
       FY-1994 -- 7.4/18.1

     At the end of last year, we had more than 18 million names on our mailing list. Of this group, 7.4 million customers made a purchase during the past three years, up from 6.8 million in the prior year.

        ************************************************
Chart #4 -- Gross profit margin

       FY-1991 -- 40.4%       1QFY-1994 -- 41.1%
       FY-1992 -- 42.2%       1QFY-1995 -- 42.6%
       FY-1993 -- 41.8%
       FY-1994 -- 41.1%

     Gross profit margin in fiscal 1994 was 41.4 percent, about 70 basis points lower than in the prior year. Last year we emphasized value pricing and reduced prices on a number of products. While this reduced our gross profit margin, it helped us to achieve our 19 percent sales growth for the year.

     For the first quarter of this year, we held to our value pricing strategy but have improved our merchandise cost through better sourcing, both domestically and off-shore. This has been the primary source of our gross profit margin improvement to 42.6 percent from 41.1 percent in the prior year's first quarter. In addition, liquidations of excess inventory were about 8 percent of net sales for the quarter just ended, compared to 10 percent in the prior year.

        ************************************************
Chart #5 -- SG&A ratio

       FY-1991 -- 36.2%       1QFY-1994 -- 36.8%
       FY-1992 -- 35.0%       1QFY-1995 -- 38.5%
       FY-1993 -- 34.2%
       FY-1994 -- 33.0%

     Our selling, general and administrative expense ratio has steadily declined over the last four years.

     Typically, about half of our SG&A expenses is for the production and mailing of catalogs. This past year we have benefitted from stable postal rates, a soft paper market and better printing costs.

     For the first quarter of this year, our SG&A expenses increased faster than sales due to efforts to grow our international and new businesses and to our investment spending on information systems and start-up businesses. In addition, we have increased our efforts to prospect for new Lands' End customers in advance of next year's postal rate increase and
likely higher paper costs.    As previously announced, this
investment spending is expected to have a negative impact on the SG&A-to-sales ratio.

        ************************************************
Chart #6 -- Pretax return on sales

       FY-1991 -- 4.1%        1QFY-1994 -- 4.4%
       FY-1992 -- 7.0%        1QFY-1995 -- 4.3%
       FY-1993 -- 7.4%
       FY-1994 -- 8.0%

     Pretax income margin increased to 8.0 percent in fiscal 1994 as a result of better operating expense structure.

     For the first quarter of this year, pretax margin is down 10 basis points due to the previously mentioned investment spending.

        ************************************************
Chart #7 -- Net earnings per share*

       FY-1991 -- $0.75       1QFY-1994 -- $0.24
       FY-1992 -- $1.53       1QFY-1995 -- $0.27
       FY-1993 -- $1.85
       FY-1994 -- $2.36
       *before cumulative effect of change in accounting, not adjusted for the two-for-one stock split of May 1994.

     Earnings per share increased 28 percent to $2.36 in fiscal 1994, before a change in accounting for income taxes. In the first quarter of fiscal 1994, the company was required to adopt FAS109 which added $1.3 million to income, or 7 cents per share.

     Per share earnings for the first quarter of this year rose to 27 cents from 24 cents, again before the cumulative effect of the accounting change.

        ************************************************
Chart #8 -- Year-end inventory/First time fulfillment
            ($ in millions)

        FY-1991 -- $ 74/82%
        FY-1992 -- $123/87%
        FY-1993 -- $106/87%
        FY-1994 -- $150/85%

     Inventory at the end of fiscal 1994 was $150 million, up substantially over the prior year. You need to keep in mind that at the end of fiscal 1993, inventories were lower than needed to provide adequate customer service.

     In Spring 1993, our first time fulfillment rates were well below our goal and contributed to the decline in fulfillment for the year to 85 percent. As most of you know, we have an annual goal for fulfillment of 90 percent -- that is -- our goal is to ship 90 percent of the items at the time the customer orders.

     Fiscal 1994 year-end inventories were 22 percent higher than at the end of fiscal 1992. During this two-year period, sales increased 27 percent.

     At the end of the first quarter, inventories stood at $168 million -- $53 million more than last year and $36 million more than two years ago. Currently, our inventories are about $15 million higher than we would like. However, first time fulfillment has improved and is near our stated annual goal.

     We feel that we still have a major task ahead of us in inventory management in order to simultaneously improve fulfillment and inventory turn.

        ************************************************
Chart #9 -- Return on average shareholders' investment

       FY-1991 -- 13%
       FY-1992 -- 23%
       FY-1993 -- 25%
       FY-1994 -- 28%

     Return on equity improved to 28 percent, without having to rely on debt financing. Lands' End continues to have a superior balance sheet. The company has strong cash flow and virtually no long-term debt. We utilize bank lines of credit for seasonal working capital needs.

     In summary, our long-term goals are to realize 10 to 15 percent average sales growth and to reduce our selling, general and administrative expense as a percent of sales, moderated by underwriting investments in international and new businesses.



DAVE DYER

     Fiscal 1994 was an especially gratifying year due to our strong sales and profit growth. About half of our sales increase came from the primary catalogs, all specialty books met or exceeded their plans, and our re-merchandised prospectors performed well above plan.

     The men's and co-ed divisions led the company in sales increases. The previously tough categories of sweaters, men's sportshirts, outerwear, and cold weather accessories were turned around and led the company in sales increases. Last year,our softest businesses were in the women's division. While the women's business didn't meet its sales plan, it too outperformed the national sales reports we saw for women's apparel.

     The keys to our revitalized sales growth were our value position and the impact of product from our new design group.

     We sharply reduced prices while maintaining quality on many key items including our cashmere sweaters from $170 to $129, men's twill and poplin slacks from $36.50 to $32.50, our basic oxford dress shirt from $21.50 to $19.50, our Super-T shirt from $15 to $12, women's tank tops from $13 to $10, as well as sharply repricing nearly every luggage style. These items were presented importantly in each catalog with strong value headlines.

     For fiscal 1995 we have held retail prices on our key items, and we will continue to look for items to sharpen the pencil on. Several key styles of our women's knits area have been repriced for this Summer and Fall. We also have targeted additional outerwear and sweater styles to value price this Fall.

     Last year, I stated that the value pricing strategy would initially put some negative pressure on margin, and in fact, fiscal year 1994 gross profit was 41.1 percent, down from the previous year's 41.8 percent. As previously discussed, we strategically reduced price last year before we had improved sourcing on line to offset the margin hit. As can be seen from the first quarter results, margin is back on the right track, up nearly 150 basis points over the previous year. First quarter margin does include a mix factor due to extremely strong sales in women's. While we expect to show margin improvement for the year, the first quarter result is somewhat higher than we expect the year end result to be.

     We did not achieve higher margin by raising prices, we did so by lowering costs while maintaining our quality standards. We reacted to margin through better sourcing, both domestic and foreign, not only to recover some margin, but also to provide more gross margin cushion to offset further price reductions per our value pricing strategy. Domestically, we consolidated dual sourced programs to single sourced programs to reduce price by leveraging the combined quantities. Additionally, we focused our large programs on the most efficient domestic suppliers and required EDI interface.

     Also, in the Far East we have established a single agency relationship and have begun to shift from 80 percent domestic product to a 70 percent domestic/30 percent imported production.

     We have a significant competitive edge in the talent and expertise of our design staff, a group that has been brought together over the past eighteen months. We will expand the design staff from 8 to 14. Our designers have had tenure and projects at Nautica, Esprit, Anne Klein, Hilfiger, Ralph Lauren, and Izod. Their mission is to maintain our brand integrity for classic styling and superb quality, as well as to develop products that are unique to Lands' End.

     Inventory at year end totaled $150 million versus $106 million for fiscal 1993 and $123 million for fiscal 1992. For the quarter, inventory is at $168 million versus $115 million for the previous year (and $132 million for fiscal 1992). Year end first time fulfillment was 85 percent versus 87 percent. First quarter initial fill was very near our 90 percent goal. We feel that we must achieve a 90 percent initial fulfillment in order to achieve world-class service. To that end, we have routinely taken a strong inventory position in key items that can be carried forward into the next season. Last Fall we invested an additional $20 million in core styles.

     Liquidations of out-of-season and overstocked merchandise at reduced prices were 10 percent in fiscal 1994 and 11 percent in fiscal 1993. Despite the higher level of inventory at year end, we expect the liquidations percent to be in line with our recent historical performance. First quarter liquidations at 8 percent were low due to timing and other factors.

     We continue to invest in our net position management systems. Net position management is a production-based inventory management, EDI/quick response system that ties the fabric mill and manufacturer to our current sales results and rolling 52 week forecast. For Fall receipts, almost half of the products we order are on a net position management program. While there have been some start-up bumps with a few manufacturers, overall the system is working well. Over time, we should be able to improve fulfillment and reduce our weeks-on-hand inventory level. We have new inventory management systems coming on line this year which hopefully will increase our forecast reliability. Despite all of this, inventory remains as much of an art as a science.

     Last Fall we began to study the product development process in order to streamline the time required to take a product from the idea stage to the manufacturing stage. We found that it was taking some 1200 man-hours to develop a product, but more important, only 270 of these hours were value added. The other 930 hours were spent on follow-up, filing and duplication of work function-to-function. As a result, we have recently announced a new merchandising and selling structure that creates product teams rather than the traditional functional bureaucracies.

     Each product team is composed of a merchandiser, designer, inventory manager, quality specialist, art director, and copy writer. These fourteen teams are responsible for creating product from the idea stage to the final catalog presentation and are charged with the sales and profit objectives for their category. In just a short time, we are seeing many positive signs of improved communication and shorter development times and are convinced that our team approach is the right way for the future.

     The creative area is another key strength and differen-tiator. Our catalog will remain true to who we are but always with twists to keep it fresh and involving. People are key. Michael Ridel recently joined us as our new executive art director. Jack Reeves also recently joined us as our new executive copy director. Both are proven professionals with strong agency backgrounds. They, along with Al Shackelford, our creative director, lead a highly talented creative group.

     With the new team approach, our art directors and copy writers are more closely bound to our product. They gain a broad understanding of the stories behind the product as it is developed. They are more plugged into the sales result of their creative work. We are putting new emphasis on creating more powerful catalogs, both through copy and art direction.

     Our customer is highly educated and affluent, nearly 90 percent have attended college and median household income is $55,000 plus. Our customer tends to be in the 35-55 age group and in professional occupations. As a result, our catalogs have always had a readability to them due to our copy intensive style, with editorial pages and articles written to enhance our product stories. You've seen stories about linen, cotton and wool. In July you'll see six of America's best short story writers, writing short stories on shorts. For an upcoming cashmere focus, we sent a writer and a National Geographic photographer to Mongolia to create a story that will accompany this issue. Editorials in our November and December books will feature "Holidays Out Our Way" and "Christmas Across America."

     Overall, I feel that Lands' End is positioned right for the '90s. Our products are quality right, priced right, styled right, and presented right. Our people are talented, professional and are certain to flourish in the new team environment.

At this point, I'll turn it over to Bill.


BILL END

     Before I get into the strategic business plan, I'd like to comment on some of our competitive strengths that have helped us achieve our sales growth rate over the past few years.

     First of all, we are direct merchants. We go direct to manufacturers, avoiding middlemen and seldom carrying other brands. We don't have expensive real estate like retail stores in malls, but are located instead in a cornfield in Dodgeville, Wisconsin. As a result, we pass along the savings to our customer and offer real product value. As direct merchants and catalogers, we are in one of the fastest growth segments of retailing today.

     Lands' End is a well-known brand name. We have strong name recognition and awareness throughout the United States. At our current annual sales level of $870 million, we are one of the largest apparel brands in the U.S. Our name is associated with quality products, honest value and first-class customer service.

     We have one of the largest lists of high-demographic catalog buyers in the industry. There are more than 18 million households on our mailing list, we have more than 7 million people who have been buyers in the past 3 years, and we maintain a wealth of information on each customer and prospect.

     Lands' End has always been known for value, and today, value is perhaps the most important trend in retailing. The customer demands value in the products and services they buy. Our product quality is the most important element of value. Our pricing has always been good and has become even better over the past year, and we continue to improve our customer service. We believe the value we offer our customers is among the best in the catalog or retailing industry today.

     Our fulfillment capability is another strength. We have a state-of-the-art operating system that is cost efficient and highly automated. With the expansion of our distribution facility in Dodgeville and the additional warehouse we are currently building in Reedsburg, Wisconsin, we have significant growth capacity.

     We have an excellent workforce. Located in Wisconsin, we have a strong educational system, solid Midwestern values and work ethics, and genuinely nice people who treat our customers like friends and give us an edge over our competition.

     And, finally, we have sound financial resources. We carry no long-term debt, we have solid financial results and positive cash flow. We obviously have the financial capacity for future growth.

     We believe these competitive strengths position us well for continued growth in the future.

     As we look toward the future, we believe that Lands' End has three major growth opportunities: to grow our core Lands' End businesses here in the United States; to build Lands' End businesses in international markets, and to start up or acquire new businesses that are compatible with Lands' End and leverage our corporate strengths. I'll discuss all three opportunities in more detail.

U.S. GROWTH OPPORTUNITIES

     Our core U.S. businesses of men's, women's, coed, kids, and Coming Home represent by far our most important growth opportunity. Our men's, women's and co-ed businesses are our most mature and most profitable businesses. Kids and Coming Home are our newest specialty businesses and have shown significant growth over the past few years. They should become increasingly more profitable as they mature.

     The Lands' End catalog is the way we present our product to the customer. In fiscal 1994, we produced 38 different catalogs and mailed 155 million catalogs to both customers and prospects in the U.S.

     Lands' End is best known for its monthly primary catalogs which are published similarly to monthly magazines. Each monthly primary catalog has a separate focus (e.g. swimwear or outerwear), different seasonality of goods and different editorial flavor. Each issue must have enough new product, new creative and special values to keep each book fresh and interesting to our customer.


     Our prospect catalog looks identical to our primary catalog but has fewer pages. These prospect catalogs generally feature our top 100 best-selling items. These catalogs are mailed three or four times per year to non-buyers to attempt to convert them to Lands' End customers. Prospect catalogs are sent to advertising inquirers and to rented names from other catalog companies, from magazine subscription lists and from compiled lists.

     In addition to the monthly primary catalogs and our prospect catalogs, we also utilize specialty catalogs that contain merchandise that has a narrower appeal and must be more targeted. These specialty catalogs include: Kids, children's apparel for infants to age 12; Coming Home, domestic products for bed and bath; Beyond Buttondowns, men's tailored clothing; and Textures, women's tailored clothing.

     These specialty businesses have been very important to our growth over the past three or four years as we have expanded our product line beyond Lands' End's traditional sportswear lines. These specialty catalogs allow us to sell new product categories to our customer households and increase the lifetime value of each customer.

     Regardless of whether we are mailing our U.S. customer a primary catalog, a prospect catalog or a specialty catalog, the key to our success is our merchandise. We succeed competitively if we have the right product, styled and colored properly, priced right, and presented well in our catalog.

     Our core U.S. businesses continue to show good growth in sales and profits, and we continue to see growth opportunity in all our merchandise divisions - men's, women's, co-ed, kids, and Coming Home. During fiscal 1995, we plan to invest heavily to continue the growth of our core Lands' End business in the U.S.

     We are investing in our information systems with a new data base system, new customer master file system, improved inventory management systems, and other new programs.

     We are investing in expanded capacity with a new warehouse in Reedsburg, Wisconsin, additional automatic packaging equipment and additional data processing capacity.

     We are investing in improvements in customer service.
Beginning with our July catalog we will offer UPS 2-Day Express
Delivery at no additional charge. This guarantees 2-day delivery anywhere in the U.S. and 1 day delivery in our closest 5 states.

     We will also offer same day shipping this Fall for the first time.

     We are investing in improved inventory management systems and in higher levels of inventory to improve customer in-stock position.

     We are investing heavily in new customer development in 1994. We anticipate a postal rate increase from the United States Postal Service in January 1995 and also an increase in catalog paper prices. We are actively building our customer base this year when catalog costs are moderate in anticipation of higher costs in 1995.

INTERNATIONAL GROWTH OPPORTUNITY

     Our second major growth opportunity is to build Lands' End businesses in international markets.

     For 30-plus years, Lands' End has been a successful direct marketer in the U.S. We believe that our principles of doing business, our merchandise and our direct merchant approach to the business will be successful in other countries throughout the world.

     To date, Lands' End has built two small international businesses in the United Kingdom and in Canada, and we plan to continue to expand in the international area.

     We launched our first catalog in the U.K. in September 1991. Initially, we fulfilled that business with a contract phone center near London and shipped merchandise from Dodgeville. This method of doing business did not provide as good customer service as we offer in the U.S., nor was it cost effective.

     To improve our customer service, we hired a U.K. management team and opened a Lands' End phone center and warehouse in August 1993 in Oakham, England. This change allowed to offer next day shipping and customer service delivery times comparable to those in the U.S. Today we have 170 Lands' End employees in England and have a small but rapidly growing business in that country.

     Our Canadian business has been a challenge for us over the past few years because of Canadian legislation that added complexity to the customs and duty process for catalog shoppers and because of a very soft Canadian dollar. During 1993 we began using a Canadian customs broker to ease the customs and duty process for our Canadian customers, and we have seen a positive customer response.

     Our Canadian business is handled from Dodgeville for both phones and order shipping. It's a small but profitable business, and, despite a couple years of flat sales, is again in a solid growth mode.

     The Japan market is the second largest market in the world and one that we feel offers strong potential for Lands' End. We have hired a Japanese management team and plan to launch a new catalog in Fall 1994. The catalog will be in the Japanese language and will be yen denominated.

     The success that we have seen to date in international markets is encouraging. We plan to continue to explore and test doing business in additional countries including France, Germany, Australia, Mexico, etc. We're adding resources for international growth and continue to invest in our international management team, systems and infrastructure.

NEW BUSINESS GROWTH OPPORTUNITY

     Our third major growth opportunity is new business development.

     To date, Lands' End has been quite successful in starting and building two new businesses in our core U.S. market. Both the Kids and Coming Home businesses were started in the past four years and have grown to be very important and profitable businesses for us.

     These new businesses capitalized on a few key company strengths that we believe can be leveraged to other new business opportunities: our mailing list, our direct marketing expertise and our financial resources.

     Today Lands' End has three additional new businesses that we are concentrating on building. They include The Territory Ahead, Corporate Sales and electronic media.

     In March 1993, we invested in The Territory Ahead, a small cataloger. It is a Santa Barbara, California-based company that sells more fashionable, higher priced clothing for men. This business is showing very strong growth, complements the Lands' End business and provides us with another important growth opportunity for the future.

     Our Corporate Sales group is basically trying to sell large volumes of the existing Lands' End product line to businesses, clubs, teams, and other groups using our monogramming and embroidery capability. Good examples would be selling our attaches to IBM salesmen, our clothing to clubs for events or our squall jackets to a team. This promotional sales business represents a large potential market, and our product quality, value and customer service levels are all quite high in comparison to many of our competitors in this area. Corporate Sales is showing very strong growth and represents another business opportunity for the future.

     Electronic media is becoming more and more important for at-home shopping. QVC and Home Shopping Network are generating $2.3 billion annually in television sales. There are new players entering this business every week with new television shopping channels being added, new interactive tests being set up, new CD Rom tests, etc. Many industry experts are predicting a major shift in retail sales from store and catalogs to this electronic area.

     Today Lands' End is nearly 100 percent dependent on the printed catalog. The electronic media channel is obviously both an opportunity and a threat to us. We believe that electronic media will play an important role in our business sometime in the next 3 to 5 years. We continue to study, analyze and test this important area and have been involved in 7 separate tests to date and have 4 more tests in the planning stage. These include tests of Prodigy, CompuServe, In-Flight Phone, and 2 CD-ROM tests. We also have plans for 2 interactive tests in the next 18 months.

     Additionally, we are in the process of trying to identify a television shopping channel that has an environment compatible with the Lands' End image, and if we find one, we will consider a test. Our goal is to learn from all of these tests, stay on the leading edge and be ready when electronic media becomes a significant part of retailing.

     In addition to The Territory Ahead, Corporate Sales and electronic media, we believe there are a number of other new businesses that Lands' End should consider either as start-up businesses or acquisitions. We are actively working in this new business area and have added management staff, systems and infrastructure to our new business development group over the past year. Our hope is to add at least one new business start-up or acquisition each year.

     I've spent a lot of time talking about our opportunities to grow Lands' End in the U.S., in international markets and in new business areas. I do want to mention a few caveats for the future as we do have some real business challenges ahead.

     Competition, both retail and catalog, is as tough as it has ever been. There is more competition today based on price and promotional offers. There is real pressure on the cost side of the business, such as increasing costs from USPS, UPS, catalog paper, health care, credit card costs, etc.

     There are a number of consumer or legislative issues that represent threats: the environmental issue, the privacy issue and the sales tax issue are examples.

     We have lots of challenges ahead, but then so does every other business in the U.S.

     In summary, Lands' End has been successful for the past 30-plus years, and we believe the company is well positioned for the future. We believe we have lots of opportunity for continued growth in sales and profits.

     As long as we maintain our focus on the customer and exceed their expectations.

     As long as we deliver quality products that are honestly priced.

     And as long as we offer our customers first class customer service, we'll continue to be successful for the next 30 years.


     Thank you for your attention. We'll be happy to answer any questions you have.

     *******************************************************
     *******************************************************

Q: Are margins for The Territory Ahead the same as the company as a whole?
A: The Territory Ahead has a much higher turnover in their product line, their price points are quite a bit higher than Lands' End, and they also have higher SG&A costs at this point, particularly catalog costs. For these reasons, their gross profit margins are quite a bit higher than Lands' End, more similar to what you'd expect from a designer type of product line.


Q:  Does the same hold true for the Kids business?
A: No, not at all. Kids would be very much like Lands' End. It actually is a much more competitive business. People don't like to spend as much on kid's clothes because they grow out of them so quickly. Actually the gross margins are much tighter on kids, much more like the Lands' End numbers. We'll probably be shifting 30 to 35 percent of our kids business overseas to improve quality, ensure a good avenue of sourcing and also improve margin.


Q: Based on the CD-ROM and electronic media tests you've done so far and your analysis, how would you compare the cost structure to that of producing and printing catalogs?
A: All the tests we've done so far in electronic indicate we've not yet hit a home run, we haven't found the breakthrough. We are processing orders, but the volume at this point is too low for us to get a good handle on the whole cost structure. Over time, I think the hardest issue will be how you trigger the purchase activity. Today when we send a catalog to the home, the customer has to take an action -- either open it or toss it. If we're buried in a database, there's got to be something to prompt them to go to the database. If it's just when they happen to need a shirt, we're not going to get the kind of business we do when we solicit the order at the time we send the catalog. We think that is going to be the biggest challenge.

    Operationally we don't see major problems with taking an order electronically. With our testing, we are today taking orders via Prodigy, GEnie, CompuServe, and others without difficulty. From a customer perspective, the only negative is that they can not determine stock availability without a phone operator involved.

    Eventually, we could see opportunities for cost savings via electronic media. Eliminating an operator contact could result in savings. Most important, replacing the paper catalog with electronic catalogs could have an enormous impact on our business, depending upon how the technology evolves.

    We're looking at things like digital production now, where you actually shoot digitally rather than on film. This would allow us to use a digital database to produce not only the catalog but interactive as well. We might even shoot digital production of film for motion, which would give us the advantages of having one database.


Q: In the past, you've commented on a sales growth of 10 to 15 percent. Is that a reasonable target going forward, and does that include acquisitions? Also, what kind of profits would you guesstimate going forward?
A: As you know, we don't make future projections on either sales or earnings. As we've stated before, we try to manage towards a 10 to 15 percent sales growth on a long-term, average basis. We think that's a reasonably aggressive target to shoot for over the long haul.


Q: Can you tell us a little bit more about the Japanese market in terms of the what percent of apparel sales are by catalog, who are the primary players and how it differs from the U.S.?
A: Overall, the Japanese mail order market is not particularly well-developed. It's reasonably well-developed on the low end of the market where there's a lot of product being sold at the lower price points. On the high end with the higher demographic customer, it's not well-developed at all. Our biggest challenge over there is going to be coming up with mailing lists, running ads to generate new prospects and trying to build the business in a less-mature industry.

    As far as product mix in Japan, we expect to use our top 100 items in the first catalog. We've not had to modify sizing all that much in Japan, though we will carry more extra smalls and smalls, and we'll have to shorten sleeve lengths on some dress shirt offerings. The product will be pretty much the same as in the U.S.

    We'll actually pick up U.S. catalog photography, so the book will look quite similar. We'll have a phone center and warehouse over there, and I think the way we serve customers will be virtually identical to the way it's done in the U.S.


Q:  What is the rate of product returns?
A: Our return rates are lower than some of our competition, and it has a lot to do with the mix of business. The high return categories are generally women's apparel, footwear, swimwear, and any of the higher priced apparel. In the catalog business, as an industry standard, the return rate might average on the order of 15 percent of net sales, depending on the mix. Women's tailored, footwear and swimwear could all be as high as 30. However, we have a large amount of sales in men's dress shirts, domestics, kids, and luggage, and products of that nature help hold our return rates down.

    As far as a trend, we've seen two years of declining returns.
This first quarter we saw returns go up a little bit, and we're trying to identify the causes and work on them. We have a group whose sole job is to reduce the company's return rate, and generally we've had a pretty good result.


Q: How is the suit part of your Beyond Buttondowns business going?
A: Actually, that was a big surprise for us. Last year we offered suiting separates for the first time and had them scheduled for two Beyond Buttondown books. We sold our forecast for both books in the first book and had to go back and reorder, so it nearly doubled our forecast. It's a strong part of this year's mix. At $200 to $225, it's a great value -- a great suit.


Q: Does your new database simply have to be more efficient and cost-effective?
A: We have a wealth of information about our customers, but one of our problems has been access to that wealth of information. We're currently close to getting in our corporate database, which is a DB2 database, which will permit our analysts to go in and readily access the data and more efficiently perform the analyses they need to. It's also a software and hardware solution that's required in order to be able to handle the volume of data we have.


    Currently, if we were going to go back and look at some customer transactions, we have to load sixty tapes of data, so you just can't get the kind of turnaround you need. The majority of our investments are for efficiencies that will permit us to do more thorough, complete analyses.


Q: Can you talk a little bit about how much you're expecting to see the cost structure move in terms of paper, postage, and do you intend to pass that on in your pricing?
A: Paper costs, over time, probably represent about a third of the cost of producing a catalog. The paper market has been soft, and we've seen declines of 15-20 percent over the last several years. We believe it has bottomed out in terms of softness, and we expect prices to rise next year. In terms of postage, currently there is a proposed rate increase of 10.3 percent, effective in January 1995. It's not certain whether it would be that or higher for our catalog mailings.

    In terms of investment spending, we mentioned that in the first quarter this year, the reason for our increase in SG&A was our investment spending. We did have an increase in the number of primary and prospecting catalogs mailed, but that was pretty much offset by savings in catalog production costs, so the principal reason for our SG&A ratio increasing was our investment spending. And we expect to be investment spending for the year.

    We're being a lot more aggressive this year in acquiring new buyers in advance of the increases, and then next year we would pull back somewhat. We hope that would partially offset the increases, and we would not have to pass along price increases at all.


Q: Your 36 month buyer list has been growing at about 10 percent a year the last three or four years. Do you expect that this rate of growth will continue?
A: I believe we can continue to hit those kinds of numbers. The company still has substantial opportunity in reaching new people. There are still a fair number of people who have never heard of Lands' End, a fair number of households who haven't yet received our catalogs and a significant number who have never tried the company. We've found our prospecting books have been very effective over the last 18 months, so we seem to be getting better at using a tool that's able to convert people to new buyers. Our advertising program is also generating a lot of new names for us, and we think electronic media over time can generate a lot of new names. We really have a fairly modest share of households, even at 7.4 million, on a 95 million household base in the US.


    The other opportunity we have is reviving old buyers. We also are working on several projects to reduce the loss of customers and improve our retention rate, and you don't have to have much improvement there to help. So there are a lot of different ways that we can approach this. We still see plenty of opportunity in the U.S. to continue that level of growth in our buyer file.


Q: What are the staffing implications of the new product development teams?
A: We reduced our support staff by 21 people in forming the new product teams, maybe 10 percent down. We've placed these people in other jobs in the company. As we become more efficient, there may be more opportunities to do more with fewer people. Our goal was not to reduce staff, it was to produce product more efficiently and quickly, and that was simply a result. We're staffing up at a different level. We're adding designers, going from 8 to 14 designers in the next few months.


Q: Would you discuss the share buy-back and elimination of the dividend.
A: The board has been evaluating this for some time. In terms of the additional million shares authorized for repurchase, we had 285,000 shares remaining on our existing authorized buy-back of 3.1 million shares. The board felt that we should continue to buy back shares from time to time on the open market. In terms of the stock split and dividend, again the board had been evaluating this in terms of our options for excess cash. They felt the best decision was to eliminate the dividend and use those dollars and additional dollars to continue our stock repurchases and invest in future growth. The stock split was simply to broaden the market for our shares.


Q: Can you comment on sales per page, ranking the books in those terms?
A: Obviously, our primary books have the largest circulation and are going to produce the largest sales per page. Our specialty books are more targeted. While we mail a primary book to 5 to 8 million people or more, specialty books are mailed to 500,000 to 2 to 2 1/2 million homes, so the use of space in a specialty book is more efficient because it's more targeted. We look at each of our books in terms of a variable profit per item and per page.
We evaluate initial markup, net sales, returns, liquidations, ad cost per page, as well as profitability by style and page, seeing what we need to do to either shrink space or expand space. It's similar to thinking of floor space in a retail store, where you're constantly taking categories and items and featuring them on the front aisle or placing them on rounders versus putting them in the back of the store. It's just as tough a process to allocate catalog space for profitability.

    We don't disclose the rank of books by profitability.
However, the specialty books are more efficient in producing profit per page circulated, but you get more volume out of a primary catalog.


Q:  What is the timing on the new distribution center?
A: The new distribution center will come on line in September, and will take the pressure off the Dodgeville center for this holiday season. We plan to move hanging garments and high cube, big bulk items such as home furnishings and luggage to that center. We won't be fully operational by Fall, but by Spring we'll be able to have different material processing lines which will be able to handle that merchandise in a more efficient way in the new facility.


Q: What do you estimate your capital spending will be during fiscal 1995 and going forward?
A:  We expect capital spending for this year to be approximately
$20 million, and we've not made any predictions any further out than that.


Q: Once the new distribution center is fully operational and you've put in various MIS systems, what are you targeting for inventory turn?
A: If we look at our long-term inventory turn, right now we're in the 3.1 to 3.2 range. I think we should be 3.5 to 4 turns over time, as we get our net position management systems up and working.


Q: What are management's chief concerns over the next several years, what are you folks worried about?
A: I think the biggest concern short-term is the cost impact of postage and paper, as that really has a dramatic impact on our ability to acquire new customers affordably. We've benefited from lower paper prices on the order of 15 to 20 percent, so that's been very positive the last few years. That's clearly coming to an end, and we could have price increases this Fall and certainly by next year.

    The 10.3 postal rate increase is a best-case scenario. They've asked the Postal Board of Governors for an across-the-board increase for all classes of mail. If that's accepted, our increase would only be 10.3 percent, and that would be a very positive situation for us. If it's not accepted, the likely outcome is that second, third and fourth-class would have significantly higher increases, and that would be negative to the industry for sure. That's why we're being as aggressive as we are on the new buyer generation this year, and then we would probably back off somewhat next year.

    Longer term, we don't yet know how successful we'll be in a market like Japan, so that's certainly a risk for us. We hear our competitors, including L.L. Bean, J. Crew, Eddie Bauer, and Talbots, are doing well over there. The Japanese people seem to have a real interest in American-styled apparel, and we feel we have a good opportunity by offering a Japanese language, yen-denominated catalog and two-day service there. We also are seeing a fairly significant amount of unsolicited business coming from Japan through our catalogs. But there is risk for us there.


Q: How would legislative changes in health care benefits affect you?
A: Lands' End relies heavily on a part-time employment base. However, many of our part-time employees are what we call regular part-time employees, and they currently have full-time benefits. We do have some temporary part-timers, especially during our busy season, who currently do not have health care benefits, and I assume there will be some form of pro-rata coverage for those individuals. At this juncture, we really don't know enough of what's going to come out of Washington to estimate the impact.

    It would not have the same dramatic impact on the business as postal rate increases, because there we're talking about a very large chunk of money, and paper and postage costs have a bigger impact on the company, but the new health care bill is certainly an issue we're concerned about.


Q:  Will Corporate Sales take you into the uniform business?
A: I wouldn't say it would take us fully into that market. We want to do business not only where we can make money on a transaction, but also where we can get new customers. For example, if we sell a thousand attaches, we'll get some of those people to come back and buy from Lands' End. Anywhere we can sell high-end type of goods is an area we would look at. We've been genuinely surprised at the interest in this little business. It's a significant opportunity for the company, and we're real pleased with the opportunity we see for it right now. There are very few competitors at the high end of that business and it looks like a real opportunity.

    We are also looking at the college market. We've talked to some schools about doing the whole operation for their alumni association. For example, where they put out a catalog, we could put it out for them, do all the product, handle all the fulfillment and embroidery ourselves, and generate all that business. That's not an insignificant opportunity, but uniforms is one market we'd probably rule out.


Q: If you're willing to do that are you also willing to do catalogs for retailers here or abroad?
A: We would consider it only if we could get the total package. We wouldn't just act as a fulfillment house for someone, but we would if we were to get the gross margin and the profit and all of that. We have no interest in just being a service arm for someone else.


Q: Could you talk a little bit about the opportunities on the acquisition side and how your new distribution center might fit into that in terms of its capabilities?
A: In the acquisition area, up until about a year ago, we simply responded when an opportunity came across our desk. For the last year or so, we've been rapidly increasing the number of people in our new business area, and we now have Ron Campo running it. Ron came from L.L. Bean, WearGuard and Reebok, and underneath him we have a group of people who have functional expertise in fulfillment, systems, inventory, and other areas. Along with a consultant, Ron is working very actively to search the market and identify acquisition candidates, approaching them rather than
waiting to be approached.   We also have at least one start-up
team in place, and we hope to launch one catalog next year in that area. We have been investing fairly heavily in that area and have not yet gotten the payback.

    As far as what categories we're considering, obviously those that are closest to Lands' End are the ones we feel the most comfortable in and also most likely to best access our mailing list. We know our mailing list buys men's, women's, coed, kids, and Coming Home types of product. Certainly adult apparel, children's apparel and domestics-type products, are all very relevant categories. We'd go beyond that to any mail order business that we think we can leverage as a company. Over time, we'd like to have a number of high-end, quality catalogs under an umbrella of new business. That's the goal we're trying to get to, something that will be compatible with our demography, fit with our customer and be compatible with the Lands' End overall business.

    Regarding our warehouse capabilities, I would say our warehouse in Dodgeville is really set up to handle smaller packages. Shirts and things like that go along in the tilt-tray sorters and conveyors, but the big bulky items don't work. All the hanging garments, all the Coming Home product and all the luggage will move out of there. The new businesses could either go to Reedsburg if they were that type of merchandise, or they could stay in Dodgeville if they were apparel types of goods. So it would depend mostly on the type of business. Generally, most of the new businesses would go to Reedsburg because of the expansion opportunity up there.


Q:  How much of the spending this year is one-time in nature?
A: I would say the one-time spending is the new buyer effort in the U.S. in anticipation of the postal rate increase. We would hope to do it now and hope to do less of it next year when we see the rates go higher.

    Also, when we look at Japan or any new business we enter, we know we are likely to lose money for at least a couple of years before breaking even. So I think Japan has at least one more year of investment spending, perhaps more. In the U.K., we hope to break even soon and start to make money there, depending on how long we continue to aggressively build our customer base. We ought to begin leveraging some of our investments in new business development. Design is pretty much behind us, but there will be some additional investment there. We invested very heavily in information services last year and even more this year. I would expect to show a lesser increase going forward.


Q: How quickly do you anticipate entering other international markets?
A: I think a lot will depend on Japan. There is some pressure on us to move quickly because competition is getting quite aggressive in international. I'd like to see us do one market a year, perhaps one large market and perhaps a smaller market also. We're open to licensing agreements or joint ventures depending on the market. Again, it would depend on how much effort was required. I would say we'll take on international as rapidly as our management team can absorb it.


Q:  Do you hedge to minimize currency fluctuations?
A: We currently do a minimal amount of hedging on purchases because we're sourcing worldwide. But in the long run, you have to live with currency swings. That's just the nature of doing international.

    Where we can, we're going to try to do as much sourcing as possible in-country. For example, in the U.K., any sourcing we can do over there avoids all the hassles of transportation and duty, as well as reducing currency risk. We're going to try to do more and more sourcing close to that market as best we can. We've hired a vice president of international merchandising, and that's one of her primary goals.



Q:  How far forward do you buy your paper?
A: We generally do not inventory paper, but we do get some commitments in advance that protect us a number of months out.
We're certainly not at great risk for the next six months.


Q: Given the success of other catalog companies in retail, are you farther away from that or closer to it?
A: Strategically, we feel that there's enough growth opportunity in our core expertise of direct marketing. We believe we have lots of opportunity left in the U.S., in international and in new business. We have some expertise in direct marketing, but not much in retail. While we wouldn't totally rule out stores, that's not a high priority.


Q: Could you tell us about your new two-day shipping with the new UPS contract?
A: This really is an important change for the company. Today, Lands' End is one of the fastest shippers in the country. In-stock merchandise is sent out the day after we receive the order, unless hemming or monogramming are required. We typically get our package to the customer within about 3 1/2 days from the time it leaves our warehouse. We're very fortunate to be in the Midwest, because we can deliver to both coasts pretty quickly. With our new 2-day express service, our customer will get their order just two business days after we fill it, anywhere in the continental United States. And in the five states immediately around Wisconsin, it will arrive the day after it leaves Dodgeville. We charge our customer about $5 for that service.

    We looked at 37 other catalogers. Their average charge for shipping and handling is over $8, and many impose a surcharge of $15 additional for 2-day service. We're providing that service for about $5, whereas most companies are charging $23. And there really is a lot of confusion in this area. A lot of the other catalogers say "express shipping," and the customer thinks it's going to get there the next day, while it's actually 3-4 day delivery, comparable to Lands' End delivery before this improvement. We will have what we believe is the best value in shipping in the United States in cataloging.

    Another advantage is that we can trace the package. If our customer calls and says, "Hey, where's my package?" -- we can get that information. When the order is placed, we can tell them, date-specific, when they're going to get the package. While the service is more costly to Lands' End and will have a financial impact, it will also help us operationally. Today we are trucking to USPS, we're trucking to UPS, and we won't have to do all that. We're also sorting all our packages for all the different locations, and we won't have to do that. We're taking lots of calls from customers asking "Where's my order?" and that should tend to go away. We're double-shipping orders that get lost, and that should go away. Our phone operators won't have to handle "Does this go UPS, does this go USPS, FedEx, when will it get there?" It will be very simple for them, and we think it's a major opportunity for the company as one more investment in customer service.

    We are also going to a tiered shipping at the same time. Our current charge is a flat rate of $4.95 rate, and we're going to $3.95 for orders under $30, $4.95 for orders between $30 and $70 and $5.95 for orders over $70, so it's either the same or a dollar cheaper or a dollar more. We have tested and seen some increase with sales in prospectors and people buying single units as a result of a lower shipping cost, so we think that there may be some degree of sales impact as a result of that.


Q:  How are your outlet stores doing?
A: Our outlet stores are a very small percentage of our business, less than 5 percent of net sales. We've used outlet stores traditionally to get rid of our smaller, mixed-sized lots of overstocked and out-of-season merchandise. We are most profitable liquidating through the mail. However, our belief in offering superior customer service is also taken into consideration. If we use a liquidation strategy through the mail, a picture in a small space may generate 2,000 units of demand. If we only have 500 units, that results in saying no to 1,500 people in order to say yes to 500. Rather than do that, we put the 500 units in our liquidation stores. It's really done as much to support our service strategy as it is an avenue to liquidate.


Q: What have you been observing recently in the consolidation of catalog retailing and what effect do you anticipate the postal increase will have?
A: There's been a significant amount of consolidation going on, and there are acquisitions going on all the time. My sense is, if anything, this will increase. With the next postal rate case, if it's combined with a high paper price, you may see another shake-out in the business, and there will be opportunities for acquisition that will come out of that. I would expect that
might occur again sometime in 1995 or 1996.   We are today being
approached by people who understand clearly what's happening and what's going to happen.


Q: Are you passing on the full increase of postage to the customer?
A: Historically, about half of our SG&A consists of catalog costs, which breaks down to about 1/3 paper, 1/3 printing and 1/3 postage. With continuing increases in postage, that portion is about 40 percent today. It's a major, major contract. The USPS is our single largest vendor as a result of catalog mailings. It's a big chunk of money, and we would not plan to pass that along to the customer in the way you can pass along UPS rate increases by increasing the handling charge. Postage costs for the catalog are so fundamental that you'd have to adjust gross margin in order pass along those cost increases. Our hope is to make other adjustments to offset postal increases, and the largest one is prospecting in advance of next year's postal rate increase. That will hopefully have a significant impact.

    We're also working hard to fine-tune some other things. One opportunity we have that has not yet been discussed is called horizontal modeling. This is a project we've initiated with the help of three consultants and two Lands' End employees working full time for a six-month period to improve the efficiency of who gets our catalog and how targeted we can be with it. Most catalogers today look at each book from top to bottom of the customer file and determine where they can profitably mail and where they have to cut off. What this group is working on is an optimization model which would look at all 38 books and try to identify for each customer, based on their history, what is the optimum number, mix, timing, and merchandising from the 38 book assortment. We believe there's real opportunity there for big cost savings by knocking out a fair percentage of the catalogs and only a small percentage of sales. Our hope is to offset the postal rate increase through better, more targeted catalog mailings, rather than price increases. We're going to do everything we can to hold our prices as tight as we can because of the value positioning and the impact we've seen from it the last couple of years.



     ***************************************************

BILL END

We hope each of you will visit us in Dodgeville. We'd like to show you our facilities and operations, so you can understand why we think they give us a competitive edge. You're welcome any time during the year. We plan to come back to New York periodically, but we'd very much like to have you come and see us in Wisconsin.

We appreciate your time and your attention, thank you very much.